China Expert Technology Reports Fourth Quarter and Fiscal Year 2004 Financial Results

Profits For The Quarter And Year End Increase 245% And 191% Respectfully

Hong Kong, March 7, 2005-- China Expert Technology Inc. (OTC:: CXTI), a company that specializes in providing large scale network infrastructure construction mainly for e-government projects for communities and municipal governments in China announced financial results for its fourth quarter and fiscal year 2004. For the quarter the Company posted a net profit of $3.5 million. These results compare to a net profit of $1.2 million from the year ago-quarter. Revenue for the quarter was $10.6 million up 87.5% from the year-ago quarter.

For the year the Company reported net income of $7.76 million and revenue of $26.8 million compared to net income of $1.2 million and $5.66 million in 2003.  Earnings per share also from $.06 in the year ended 2003 to $.33 for the 2004, an increase of 450%.

KUNG SZE-CHAU, Chief Executive Officer of CXTI, stated, “During 2004 the Company began to realize substantially revenue from our e-government project in Jinjiang City of Fujian province.  We are encouraged by the response and interest generated by our success in Jinjiang City and anticipate continued growth as we begin new projects in the months to come. We have previously announced two new projects for 2005 and are aggressively pursuing additional projects as our reputation for quality products and service expands to other cities in the province.”

About the e-government project:

The e-government project is aimed to establish a national electronic government system, in which the existing and expecting government networks and applied systems can be combined to form united technology standard and regulation and consequently a united national government service platform. The term e-government is a process in which the government is able to take advantage of modern information and communication technologies to integrate the management and service on Internet, optimize and reform the government structures and working processes, and provide good and standard international administration and service to the society beyond time and space limit.

About China Expert Technology, Inc:

CHINA EXPERT TECHNOLOGY, INC. ("CXTI") is a company listed on the OTC BB in the USA (Trading Symbol: CXTI) and its subsidiaries (collectively the "Group") situated in Hong Kong and China, are specialized in providing large- scale network infrastructure construction (mainly e-government projects) for communities and municipal governments in China. The Group also utilizes its network with experts from vary universities in China to deploy business and IT consultancy services to corporations in Hong Kong and China. The Group's existing major clients includes municipal governments, government authorities and other technology firms in China. Its income is derived mainly from four areas, e-government, technology achievement appraisal, expert consultation and project database.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

For more information, please contact:

Tim Clemensen

Rubenstein Investor Relations, Inc.

Tel: 212-843-9337

tclemensen@rubensteinir.com

Phoebe Lam

China Expert Technology, Inc.

Tel: 852-2802-1555

Fax: 852-2802-9222

phoebe@chinaexpertnet.com

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